Exhibit 99.1

ABOVENET, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

NEW YORK—AUGUST 4, 2006.  AboveNet, Inc. (the “Company”) announced that its board of directors approved the adoption of a stockholder rights plan under which all stockholders of record as of August 7, 2006 will receive rights to purchase shares of a new series of preferred stock (the “Rights Plan”).

The Rights Plan is designed to enable all stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the Company.  The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in three years from the record date.  The rights will be exercisable only if a person or group (an “Acquiring Person”) acquires 15 percent or more of the Company’s common stock or announces a tender offer for 15 percent or more of the Company’s common stock.  If an Acquiring Person acquires 15 percent or more of the Company’s Common Stock, all rightholders except the Acquiring Person will be entitled to acquire the Company’s common stock at a discount.  The effect will be to discourage acquisitions of 15 percent or more of the Company’s Common Stock without negotiations with the board of directors.

The rights will trade with the Company’s Common Stock, unless and until they are separated upon the occurrence of certain future events.  The rights distribution is not taxable to the stockholders.  The board of directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered.

The Rights are intended to enable all stockholders to realize the long-term value of their investment in the Company.  The Rights Plan will not prevent a takeover attempt, but should encourage anyone seeking to acquire the Company to negotiate with the board of directors prior to attempting a takeover.

Details of the Rights Plan are outlined in a letter that will be mailed to all stockholders.

The Rights Plan is outlined in greater detail in a summary that will be mailed to stockholders as of the record date.  In addition, the Company will furnish a copy of the Rights Plan to the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K.

About AboveNet, Inc.

AboveNet, Inc. provides fiber connectivity solutions for businesses. Its private optical network delivers key network and IP services in and between 14 top U.S. metro markets and London. AboveNet’s network is widely used in demanding markets such as financial services, where the majority of top investment banks and 5 of the top 10 U.S. banks rely on AboveNet for mission critical services.

Contact:

Michael A. Brown
Vice President, Marketing &
Customer Service
Above.Net, Inc.

mbrown@above.net
Tel (212) 803-5016
Fax (212) 803-5652

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This news release contains forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company’s control. This also includes such factors as are described from time to time in the SEC reports filed by AboveNet, Inc. including the most recently filed Form 8-Ks.